Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Dynegy Inc.’s Registration Statement on Form S-4, of our report dated March 27, 2015, relating to the combined financial statements of EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary as of and for the years ended December 31, 2014, 2013 and 2012, appearing in the Current Report on Form 8-K of Dynegy Inc. dated April 9, 2015 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

June 1, 2015